USQ Core Real Estate Fund

Senior Financial Officer Code of Ethics

I.	Introduction

This Senior Financial Officer Code of Ethics (the “Code”) of the USQ Core Real Estate Fund (the “Fund”) specifically applies to the Fund’s Principal Executive Officer and Principal Financial Officer (the “Senior Financial Officers”), as set forth in Exhibit A. The reputation and integrity of the Fund are valuable assets that are vital to the Fund’s success. The Senior Financial Officers are responsible for conducting the Fund’s business in a manner that demonstrates a commitment to the highest standards of integrity.

The Sarbanes-Oxley Act of 2002 (the “Act”) effected sweeping corporate disclosure and financial reporting reform on public companies, including mutual funds, to address corporate malfeasance and assure investors that the companies in which they invest are accurately and completely disclosing financial information. Under the Act, all public companies (including the Fund) must either have a code of ethics for the Senior Financial Officers or disclose why they do not. The Act was intended to foster corporate environments which encourage employees to question and report unethical and potentially illegal business practices. The Fund has chosen to adopt this Code to encourage its Senior Financial Officers to act in a manner consistent with the highest principles of ethical conduct.

II.	Purposes of the Code

The purposes of this Code are:

•	To promote honest and ethical conduct by the Fund’s Senior Financial Officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	To assist the Fund’s Senior Financial Officers in recognizing and avoiding conflicts of interest, including disclosing to an appropriate person any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	To promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Fund file with, or submit to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	To promote compliance with applicable laws, rules and regulations;

•	To promote an environment that encourages disclosure of ethical and compliance related concerns;

•	To encourage the prompt internal reporting of violations of this Code to an appropriate person or persons identified in the Code without fear of reprisal; and

•	To establish accountability for adherence to this Code.

III.	Questions about this Code

The Fund’s Chief Compliance Officer (“CCO”) shall serve as Compliance Officer for the implementation and administration of this Code. You should direct your questions about this Code to the CCO.

IV.	Conduct Guidelines

The Fund has adopted the following guidelines under which the Fund’s Senior Financial Officers must perform their official duties and conduct the business affairs of the Fund.

A.	Ethical and Honest Conduct is of Paramount Importance. The Fund’s Senior Financial Officers must act with honesty and integrity and avoid violations of this Code, including the avoidance of actual or apparent conflicts of interest with the Fund in personal and professional relationships.

B.	Actual and Apparent Conflicts of Interest. A “conflict of interest” occurs when a Senior Financial Officer’s private interest interferes with the interests of, or service to, the Fund. For example, a conflict of interest would arise if a Senior Financial Officer, or a member of his or her family, receives improper benefits as a result of his position with the Fund.

Certain conflicts of interest arise out of the relationship between Senior Financial Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the “1940 Act”) and the Investment Advisers Act of 1940 (the “Advisers Act”). For example, Senior Financial Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. The Fund and its investment adviser (the “Adviser”) have adopted and implemented respective compliance programs and procedures that are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the Adviser of which the Senior Financial Officers are also officers or employees. As a result, this Code recognizes that the Senior Financial Officers will, in the normal course of their duties (whether formally for the Fund or the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Fund. The participation of the Senior Financial Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser and is consistent with the performance by the Senior Financial Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund’s Board of Trustees (the “Board”) that the Senior Financial Officers may also be officers or employees of the Adviser.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The overarching principle is that the personal interest of a Senior Financial Officer should not be placed improperly before the interest of the Fund. The following list provides examples of conflicts of interest under this Code, but Senior Financial Officers should keep in mind that these examples are not exhaustive.

Each Senior Financial Officer must:

a)	not use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Senior Financial Officer would directly or indirectly benefit personally to the detriment of the Fund;

b)	not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Senior Financial Officer rather than the benefit of the Fund;

c)	not use material non-public knowledge of Fund transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

d)	report at least annually affiliations or other relationships related to conflicts of interest covered by the Fund’s Trustees and Officers Questionnaire.

Any activity or relationship that would present a conflict for a Senior Financial Officer would likely also present a conflict for the Senior Financial Officer if a member of the Senior Financial Officer’s family engages in such activity or has such a relationship. There are some conflict of interest situations that should always be discussed with the CCO prior to their occurrence. Examples of these include:

a)	service as a director or trustee on the board of any public company;

b)	the receipt of any non-nominal gifts in excess of $100.00;

c)	the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

d)	any ownership interest in, or any consulting or employment relationship with any of the Fund’s service providers, other than its investment adviser, administrator or any affiliated person thereof; or

e)	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting Fund transactions or for selling or redeeming shares other than an interest arising from the Senior Financial Officer’s employment, such as compensation or equity ownership.

C.	Disclosure and Compliance. It is the policy of the Fund to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Fund files with, or submits to, the SEC and in all other public communications made by the Fund. Each Senior Financial Officer is required to promote compliance with this policy and to abide by the Fund’s standards, policies and procedures designed to promote compliance with this policy.

Each Senior Financial Officer must:

a)	familiarize himself or herself with the disclosure requirements applicable to the Fund as well as the business and financial operations of the Fund;

b)	not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, including to the Trustees, the Fund’s independent auditors, the Fund’s counsel, counsel to the Independent Trustees, governmental regulators or self-regulatory organizations;

c)	to the extent appropriate with his area of expertise, consult with other officers and employees of the Fund and its advisers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in public communications made by the Fund; and

d)	use reasonable efforts to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

D.	Compliance with Applicable Law. The Fund’s Senior Financial Officers must comply with the federal securities laws and other laws and rules applicable to the Fund. This Code recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by the Fund govern the Senior Financial Officers’ conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the Fund, including:

a)	the 1940 Act and the rules and regulations promulgated by the SEC thereunder;

b)	the Advisers Act and the rules and regulations promulgated by the SEC thereunder;

c)	the Code of Ethics adopted by the Fund pursuant to Rule 17j-1(c) under the 1940 Act; and

d)	the Code of Ethics adopted by the Fund’s investment advisor that have been reviewed and approved by the Independent Trustees.

If a Senior Financial Officer knows of or suspects a violation of this Code or other laws, regulations, policies or procedures applicable to the Fund, he or she must report that information on a timely basis to the CCO and/or Fund legal counsel or report it anonymously by following the “whistleblower” policies adopted by the Fund, as may be amended from time to time. No one will be subject to retaliation because of a good faith report of a suspected violation.

V.	Waivers of this Code

A Senior Financial Officer may request a waiver1 of a provision of this Code by submitting his or her request in writing to the CCO for appropriate review. The Audit Committee of the Board (the “Committee”) will be responsible for granting waivers, as appropriate. Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by the SEC rules.

VI.	Accountability and Certification

Each Senior Financial Officer must:

•	Upon adoption of the Code (or thereafter as applicable, upon becoming a Senior Financial Officer) acknowledge in writing that he or she has received, read and understands this Code;

•	Thereafter, on an annual basis, affirm that he or she has complied with the requirements of this Code;

•	Not retaliate against any other Senior Financial Officer or any employee of the Adviser, or their affiliated persons, for reports of potential violations that are made in good faith; and

•	Notify the CCO (or in a case where the Senior Financial Officer is also the CCO, an alternate compliance officer designated by the Fund) promptly if he/she knows or suspects that a violation of applicable laws, regulations, or of this Code has occurred, is occurring, or is about to occur. Failure to do so is itself a violation of this Code.

The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, as provided above, any approvals or waivers sought by the CCO will be considered by the Committee.

VII.	Suspected Violations of this Code

The CCO will take all appropriate action to investigate any potential violations reported to him/her.

[1]	Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as the “registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer of the registrant.”

If, after such investigation, the CCO believes that no violation has occurred, he/she is not required to take any further action. The CCO is authorized to consult, as appropriate, with the chair of the Committee and independent counsel to the Independent Trustees, and is encouraged to do so after consultation with the President of the Fund when, in the CCO’s opinion, such consultation will not increase the risk to shareholders.

Any matter that the CCO believes is a violation will be reported to the Committee. If the Committee concurs that a violation has occurred, it will inform and make a recommendation to the full Board, which will consider appropriate action, which may include review of and appropriate modifications to, applicable policies procedures; notification to appropriate personnel of the Adviser; or a recommendation to dismiss the Senior Financial Officer.

VIII.	Confidential Treatment

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Independent Trustees and their counsel, the Fund and its counsel and any other advisors, consultants or counsel retained by the Trustees.

IX.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for the purposes of Section 406 of the Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Adviser, the Fund’s principal underwriter, or the Fund’s other service providers govern or purport to govern the behavior or activities if the Senior Financial Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund’s and the Adviser’s codes of ethics under Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and other applicable policies and procedures set forth in the Adviser’s Compliance Manual are separate requirements applying to the Senior Financial Officers, and are not part of this Code.

X.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Trustees, including a majority of the Independent Trustees.

XI.	No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern each of the Senior Financial Officers in the conduct of the Fund's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

XII.	Recordkeeping

The Fund will maintain and preserve for a period of not less than six years from the date an action is taken, the first two years in an easily accessible place, a copy of the information or materials supplied to the Independent Trustees:

a)	that provided the basis for any amendment or waiver to this Code; and

b)	relating to any violation of this Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Independent Trustees.

Date: September 18, 2017

Exhibit A

Persons Covered by this Code of Ethics:

1.	S. Timothy Grugeon

Principal Executive Officer

2.	Keith Downing

Principal Financial Officer